Exhibit 99.1

United States Department of the Interior BUREAU OF SAFETY AND ENVIRONMENTAL ENFORCEMENT Gulf of Mexico OCS Region 1201 Elmwood Park Boulevard New Orleans, LA 70123-2394

In Reply Refer To: GE 973E	April 23, 2013

FEDERAL EXPRESS

Mr. George Morris

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027-9726

Dear Mr. Morris:

ATP had until April 15, 2013 to take corrective action with regard to the Incidence of Noncompliance (INC) issued by the Bureau of Ocean Energy Management (BOEM) for failing to comply with its December 20, 2012 order (amended January 18, 2013) to provide supplemental bonding (Second Order). ATP was also informed that if it failed to fully comply with the Second Order by April 15, BOEM would immediately recommend that the Bureau of Safety and Environmental Enforcement (BSEE) take appropriate action to enforce ATP’s obligations under the Second Order.

Because ATP has not complied with the Second Order and has failed to correct the INC, BOEM has recommended to BSEE that it enforce ATP’s obligations by taking the necessary actions to shut in production and any other leaseholding operations on Lease OCS-G 14016. Therefore, in accordance with 30 CFR 250.173(a), a Suspension of Operations (SOO) and a Suspension of Production (SOP) are hereby directed for Lease OCS-G 14016, Mississippi Canyon (MC) Block 711, beginning April 30, 2013, and lasting until this office determines that all obligations under the Second Order have been addressed in a manner acceptable to BOEM. If such a determination is made, the SOO and SOP shall remain in effect until BSEE notifies you in writing that this directed SOO and SOP are no longer in effect. The April 30, 2013, date allows time for the safe and orderly shut-in of production and the facility.

While under this directed SOO and SOP, the facility, MC Block 711 Platform A with complex identification number 1771, is to remain shut-in, production is prohibited from the well completions on the lease, and all other leaseholding operations are prohibited. Note also that, pursuant to 30 CFR 250.176 and 30 CFR 1218.154, ATP is not relieved of the obligation to pay rental or minimum royalty while these directed suspensions are in effect.

If you have any questions regarding this matter, contact Ms. Susan Green at (504) 736-2401 or by e-mail at Susan.Green@bsee.gov.

Sincerely,

Richie D. Baud Regional Supervisor Production and Development

2